Exhibit 4.1

AMENDMENT NO. 1
TO
RIGHTS AGREEMENT

This Amendment No. 1 (the "Amendment") is made as of March 17, 2008 to that certain Rights Agreement (the "Rights Agreement") dated as of March 23, 2007, between Canyon Resources Corporation, a Delaware corporation (the "Company"), and Computershare Trust Company, N.A., as rights agent (the "Rights Agent").

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights; and

WHEREAS, the Company entered into the Agreement and Plan of Merger (the "Merger Agreement") dated November 16, 2007 with Atna Resources Ltd., a corporation incorporated under the laws of the Province of British Columbia ("Acquirer") and Arizona Acquisition Ltd., a Delaware corporation ("MergerSub") pursuant to which MergerSub will merge with and into the Corporation ("Merger"); and

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company may amend the Rights Agreement in any manner which the Company may deem necessary or desirable, without the approval of any holders of certificates representing shares of Common Stock; and

WHEREAS, the Distribution Date has not occurred; and

WHEREAS, the Company deems it necessary and desirable to amend the Rights Agreement.

In consideration of the mutual agreements set forth herein and referenced herein, the parties hereby agree as follows:

1. Addition of new Section 35. A new Section 35 is hereby added reading in its entirety as follows:

“Notwithstanding anything contained in Section 7(a) to the contrary, this Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement). The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time (as defined in the Merger Agreement), which notice shall specify (i) that the Effective Time (as defined in the Merger Agreement) has occurred and (ii) the date upon which this Agreement and the Rights established hereby were terminated. For the purpose of this Section 35, 'Merger Agreement' means the Agreement and Plan of Merger dated November 16, 2007 by and between Atna Resources Ltd., a corporation incorporated under the laws of the Province of British Columbia, Arizona Acquisition Ltd., a Delaware corporation, and the Company.”

2.  Termination of Merger Agreement. If for any reason the Merger Agreement is terminated and/or the Merger is abandoned, then this Amendment No. 1 shall, automatically and immediately, be of no further force or effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment No. 1. The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the termination of the Merger Agreement and/or the abandonment of the Merger, which notice shall specify (i) that the Merger Agreement has been terminated and/or the Merger has been abandoned and (ii) the date upon which the Merger Agreement has been terminated and/or the Merger has been abandoned.

3.  Definitions. Terms not otherwise defined in this Amendment No. 1 shall have the meaning ascribed to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment No. 1.

4.  Direction. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment No. 1.

5.  Governing Law. This Amendment No. 1 shall be deemed to be a contact made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contacts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.  Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.  Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.  Effectiveness. This Amendment shall be deemed effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement, as amended, shall remain in full force and effect and shall be otherwise unaffected hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:		CANYON RESOURCES CORPORATION

By:	/s/ David P. Suleski	By:	/s/ James K. B. Hesketh

Secretary		President and Chief Executive Officer

ATTEST:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ John Wahl	By:	/s/ Kellie Gwinn

Trust Officer		Vice President